Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

EVmo, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is EVmo, Inc.

2.	That a Certificate of Designation was filed by the Secretary of State of Delaware on July 8, 2021 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is: (must be specific)

Due to a clerical error, the incorrect number of the authorized Series B Convertible Preferred Stock was stated in both section 1 and in the third paragraph of the recitals and in the In Witness Whereof paragraph the incorrect title of the signatory was stated in the Certificate of Designation.

4.	The third paragraph of the recitals is corrected to read as follows:

“NOW THEREFORE BE IT RESOLVED, that the Company does hereby designate 230,550 shares of the authorized but unissued Preferred Stock as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and does hereby fix the powers, preferences and relative participating , optional or other special rights and qualifications, limitations or restrictions of the Series B Preferred Stock to be as follows.”

5.	Article 1 of the Certificate is corrected to read as follows:

1.:	Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series B Convertible Preferred Stock” (the “Preferred Shares”). The authorized number of Preferred Shares shall be 230,550 shares. Each Preferred Share shall have a par value of $0.000001. Capitalized terms not defined herein shall have the meanings as set forth in Section 23 below.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations of Series B Convertible Preferred Stock of EVmo, Inc. to be signed by its Chief Financial Officer on this 8th day of July, 2021.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction to be executed this 9th day of July, A.D.2021.

By:	/s/ Ryan Saathoff
Name:	Ryan Saathoff
Title:	Chief Financial Officer